Exhibit 99.1

]

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison	702.878.0700
	President, Chief Executive Officer and Chairman of the Board

	Patrick Hartman	702.947.3514
	Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP ANNOUNCES

EARNINGS PER SHARE OF $0.53 DESPITE NONRECURRING COSTS

LAS VEGAS, Nev. – (BUSINESS WIRE)—October 22, 2007—Community Bancorp (NASDAQ: CBON), the Las Vegas-based community bank holding company with $1.7 billion in total assets as of September 30, 2007, operating through Community Bank of Nevada and Community Bank of Arizona, today announced financial results for the three and nine months ended September 30, 2007.

Overview for the Third Quarter 2007

Linked Quarter

•	Net income for the third quarter of 2007 decreased to $5.5 million compared to $5.6 million at June 30, 2007.

•	Earnings per share for the third quarter of 2007 were $0.53 per diluted share compared to $0.54 per diluted share for the second quarter of 2007.

•	Gross loans increased $7.3 million during the third quarter of 2007. For the nine months ended September 30, 2007, gross loans increased $120.5 million, or 12.9% annualized.

•

Non-performing loans were $7.7 million at September 30, 2007, or 0.56% of gross loans, compared to $1.3 million, or 0.10% of gross loans at June 30, 2007, with one participation credit representing 38% of non-performing loans at September 30, 2007.

2007 versus 2006

•

Net income for the third quarter 2007 increased 80.9% to $5.5 million, or $0.53 per diluted share, compared to $3.1 million, or $0.41 per diluted share, for the third quarter of 2006. Net income for the first nine months of 2007 increased to $16.6 million, or $1.59 per diluted share, from $10.2 million, or $1.37 per diluted share, in the nine first months of 2006.

•

Net interest income before provision for loan losses for the third quarter of 2007 increased 48.3% to $18.2 million compared to $12.3 million in the same period in 2006 and increased 49.1% to $53.5 million for the nine months of 2007 compared to $35.9 million for the same period in 2006.

•

Non-interest income for the third quarter of 2007 increased 23.2% to $822,000 compared to $667,000 in the same quarter of 2006 and increased 49.4% to $2.7 million for the first nine months of 2007 as compared to $1.8 million in the same period in 2006.

•	Non-performing loans increased to 0.56% of total loans at September 30, 2007 compared to 0.13% at September 30, 2006.

•	Comparability of results for 2007 and 2006 is significantly influenced by the Valley Bancorp acquisition in October of 2006.

Financial Performance

2007 versus 2006

Return on average shareholders’ equity. For the third quarter of 2007, the Company’s return on average shareholders’ equity (“ROAE”) was 9.4% compared to 10.3% for the third quarter of 2006 and 9.7% for the nine months ended September 30, 2007 compared to 12.1% for the same period in 2006. The decrease in ROAE was primarily due to the issuance of approximately 3.0 million shares of Community Bancorp common stock, or $94.7 million at issuance in October 2006, as part of the acquisition of Valley Bancorp. The acquisition of Valley Bancorp combined with the acquisition of Community Bank of Arizona, which was a cash transaction, resulted in approximately $96.2 million and $4.4 million of average goodwill and core deposit intangibles respectively (assets that produce no measurable income) for the three and nine months ended September 30, 2007.

Diluted earnings per share grew to $0.53 and $1.59 for the three and nine months ended September 30, 2007, respectively, compared to $0.41 and $1.37 for the three and nine months ended September 30, 2006, respectively. The moderate growth in the Company’s diluted earnings per share, compared to the increases in net income during the same periods, reflects the issuance of approximately 3.0 million shares in the fourth quarter 2006 as part of the acquisition of Valley Bancorp.

Return on average assets. Return on average assets (“ROAA”) was 1.3% and 1.4% for the third quarter and nine months ended September 30, 2007, respectively, compared to 1.2% and 1.4% for the same periods in 2006. The relatively stable ROAA from period to period reflects the Company’s increase in average earning assets and elimination of excess liquidity which off-set the negative impact of the increase in goodwill and core deposit intangibles (see return on average shareholders’ equity above) resulting from the Company’s 2006 acquisitions.

Operating efficiency. The Company’s efficiency ratio increased to 52.7% and 51.8% for the third quarter and nine months ended September 30, 2007 compared to 49.3% and 49.5% for the same periods in 2006. The Company’s increased efficiency ratio was in part the result of the write-off of approximately $377,000 in placement fees associated with the $15.5 million redemption of trust preferred securities in September 2007. The expense represents the balance of the original placement fee which previously was being amortized over the term of the securities. The increases in the efficiency ratio (after excluding the third quarter non-recurring expense) were anticipated by management as increased operational costs due to branch expansion in Nevada and Arizona exceeded cost efficiencies resulting from the 2006 acquisitions.

Recognizing the changing economic environment in the markets in which we operate, the Company’s performance continues to be encouraging. Earnings were impacted by $.02 per share by a one time charge of $377,000 for placement fees associated with the payoff of trust preferred securities. Net interest margin remains strong despite the 50 basis point reduction in the Fed Funds rate during the last part of the quarter. Non-performing loans increased from 10 basis points at June 30, 2007 to 56 basis points at September 30, 2007 a large increase for the period. The majority of the increase is due to two real estate loans: one is a participation in which we are not the lead lender and the other is anticipated to be paid in full by another lender during the fourth quarter of 2007. We continue to have little direct exposure in the residential home market (with no sub-prime loans) and limited residential construction in our loan portfolio.

Year over year performance reflects our organic growth and the integration of the Community Bank of Arizona and Valley Bank. We anticipate improvements and synergies from these acquisitions during the balance of the year.

Deposits continue to be a primary initiative for the Company and progress is being made. We believe that organic growth and retention of our core deposit base is important moving forward. The deposit environment is competitive and price sensitive and we have focused on building relationships that will provide these valuable core deposits.

We continue to be positive about the Company and the potential for organic growth in the markets in which we operate. With the recent acquisition of land for an additional branch in Mesa, Arizona and potentially more branch openings in Arizona and Nevada, we continue to push forward with our branch expansion. Recruiting experienced bankers, marketing to our current and prospective customers and providing exceptional service continues to provide positive results. We continue to believe our markets provide opportunities for strong future growth as we move through this economic cycle” said Edward M. Jamison, President and Chief Executive Officer.

Income Statement Results

2007 versus 2006

The Company continued to organically grow its loan portfolio and deposit base during the three and nine months ended September 30, 2007. As a result of this organic growth and the impact of the 2006 acquisitions, interest income, interest expense and the resulting net interest income for the three and nine months ended September 30, 2007 increased substantially from the same periods in 2006. The 2006 acquisitions of Community Bank of Arizona (September 2006) and Valley Bancorp (October 2006) resulted in the addition of $367.6 million of gross loans (at acquisition) and a corresponding increase in deposits of $376.0 million (at acquisition).

“The organic loan growth for the third quarter 2007 was modest and the annual growth will be reflective of the changing market yet provide solid growth and the addition of new relationships. Commercial construction lending continues to provide opportunities within our markets and growth potential. The draws on the construction loans will provide progressive increases of outstanding loans. We are very pleased that we have been able to deliver modest organic growth given the nature of commercial construction lending and the high levels of payoff’s we have experienced” states Lawrence Scott, Executive Vice President and Chief Operating officer.

For the three and nine months ended September 30, 2007, interest and dividend income increased to $33.3 million and $96.6 million, respectively, compared to $20.7 million and $56.6 million for the same periods in 2006. The primary driver of these increases was the increase in average loans outstanding due to both organic and merger related loan growth. Also impacting interest income were loan yields for the three and nine months ended September 30, 2007 which increased to 9.28% and 9.32%, respectively, compared to 9.25% and 9.07%, respectively, for the same periods in 2006. The increase in the loan yields in 2007 as compared to 2006 was due primarily to upward repricing of the Company’s rate sensitive loans and higher loan fees charged on construction and land development loans.

For the three and nine months ended September 30, 2007, interest expense increased to $15.0 million and $43.0 million, respectively, compared to the $8.4 million and $20.7 million, respectively, for the same periods in 2006. The primary cause of these increases was the increase in average interest-bearing liabilities due to both organic and merger related growth. Impacting the increase in average interest bearing liabilities (in addition to the mergers noted above) was the issuance of $51.5 million in trust preferred debt in the third quarter of 2006. For the three and nine months ended September 30, 2007, the average cost of interest bearing liabilities increased to 4.90% and 4.80%, respectively, compared to 4.59% and 4.10%, respectively, for the same periods in 2006, reflecting continued competitive pricing pressures on deposits, changes in market rates and usage of other instruments (e.g., trust preferred debt, wholesale deposits and other borrowings) to fund the Company’s growth.

For the three and nine months ended September 30, 2007, the Company’s net interest margin decreased to 4.90% and 4.95%, respectively, compared to 5.23% and 5.39%, respectively, in the same period in 2006. The decrease in net interest margin was primarily attributable to continued upward pricing pressures for deposits and other funding liabilities over the nine months ended September 30, 2007 in a fairly stable prime rate environment.

For the three and nine months ended September 30, 2007, net interest income before provision for loan losses increased 48.3% and 49.1%, respectively, compared to the same periods in 2006, as interest earned on higher loan volumes and increased yields outweighed the effect of increased funding liabilities and higher cost of funds. Impacting net interest income for the three and nine months ended September 30, 2007 was the addition of gross loans and deposits from the 2006 acquisitions as well as the issuance of trust preferred debt in 2006.

A provision for loan losses of $533,000 was recorded for the third quarter of 2007 compared to $1.5 million for the third quarter of 2006 and $1.5 million for the nine months ended September 30, 2007 compared to $3.1 million in the same period in 2006. The allowance for loan losses was $16.2 million, or 1.18% of total loans, as of September 30, 2007 compared to $15.0 million, or 1.19% of total loans, at December 31, 2006.

“Our analysis of the Company’s loan portfolio indicates our allowance for loan losses is adequate based on the current levels of non-performing loans as well as overall classified assets and delinquencies. We experienced an increase in the overall dollar amount of non-accrual loans as well as impaired loans during the third quarter of 2007. The increase is impacted by two large loans that are well secured and in the process of collection. The banks overall loan losses for the nine months has been minimal at ..03 basis points (annualized), reflective of our current credit quality. As has been our historical practice, we will actively monitor our loan portfolio, including current non-accrual and impaired loans and our loss history to insure that the allowance for loan losses is adequate and that we understand and can anticipate fundamental changes in quality and performance and react accordingly to changes as they occur” states Don Bigger, Executive Vice President and Chief Credit Administrator.

Non-interest income increased 23.2%, or $155,000, to $822,000 for the third quarter of 2007 compared to $667,000 for the third quarter of 2006 and increased 49.4%, or $891,000, to $2.7 million for the nine months ended September 30, 2007 compared to $1.8 million for the same period of 2006. While the Company continued to experience organic growth throughout 2006 and the first nine months of 2007, the increase in non-interest income was due primarily to the acquisition of Community Bank of Arizona (September 2006) and Valley Bancorp (October 2006) (e.g., acquisition of additional customer accounts from which customer service fees are earned) and the increase in gain on sale of loans that included a gain of approximately $285,000 related to the sale of the Company’s credit card portfolio during the second quarter of 2007.

Non-interest expense increased 57.4%, or $3.7 million, to $10.0 million for the third quarter of 2007 compared to $6.4 million for the third quarter of 2006 and increased 55.9%, or $10.4 million to $29.1 million for the nine months ended September 30, 2007 compared to $18.7 million for the same period of 2006. For the three months ended September 30, 2007, director’s fees increased by $21,000, but decreased $488,000 for the nine months ended September 30, 2007, as compared to the same periods in 2006, primarily due to the cost of issuing non-qualified stock options to directors, with immediate vesting, during the second quarter of 2006. In accordance with SFAS No. 123R the Company recognized an expense for the fair value of the options on the grant date since the options vested immediately. No such options were granted during the nine months ended September 30, 2007.

As a result of the acquisitions of Community Bank of Arizona and Valley Bancorp, the Company increased its branch network by six and added approximately eighty full-time equivalent employees. In addition to this expansion through acquisition, the Company added three new branches, closed two branches and added one administrative office during the nine months ended September 30, 2007. The expansion of facilities, human resources and the non-recurring expense related to the write-off of the $377,000 trust preferred placement fee (due to redemption of the securities) were the primary drivers of the

Company’s increased non-interest expense and increased efficiency ratio for the three and nine months ended September 30, 2007 as compared to the same periods in 2006.

Balance Sheet Management

Total assets increased by 6.8% to $1.7 billion as of September 30, 2007, from $1.6 billion as of December 31, 2006. The increase in total assets was driven primarily by a $120.5 million increase in gross loans off set in part by reductions in securities available for sale of $16.9 million from December 31, 2006 to September 30, 2007. Asset growth during the nine months of 2007 was funded primarily through increases in deposits of $82.6 million, borrowings of $8.1 million and current year income of $16.6 million.

Non-performing loans as of September 30, 2007 increased by $7.1 million compared to December 31, 2006. The increase in non-performing loans from December 31, 2006 is composed primarily of $5.3 million in construction and land development loans and $1.4 million in commercial and industrial loans. At September 30, 2007 non-accrual construction and land development loans included $2.9 million in participation loans due from one customer. Commercial and industrial non-accrual loans at September 30, 2007 amounted to $2.0 million and generally consist of individual balances that range from $50,000 to $200,000.

As of September 30, 2007 and December 31, 2006, gross loans represented 81.9% and 79.8%, respectively, of total assets. The Company’s lending activities consist primarily of commercial and industrial, commercial real estate and construction and land development loans. For the nine months of 2007 the largest increase in the loan portfolio was real estate – construction and land development, which increased 13.3%, indicating a continued demand for this product in the Company’s primary markets. As of September 30, 2007, real estate – construction and land development represented 56.5% of the Company’s gross loans. The Company’s gross loan portfolio as of September 30, 2007 consisted of commercial and industrial loans – 13.2% and real estate – 86.4%. None of the Company’s loan portfolio involves sub-prime lending or 1st trust deed residential real estate mortgages.

Total deposits increased by $82.6 million, or 7.0% to $1.3 billion as of September 30, 2007, from $1.2 billion as of December 31, 2006. The increase in deposits is directly attributed to an increase in interest bearing demand deposits and time deposits, driven, in part, by the Company’s participation in several wholesale deposit programs.

Capital Ratios

Our capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies.

Business Strategy

“With our expansion in Southern Nevada and the Phoenix, Arizona markets (three new branches added in nine months of 2007 and our acquisition of other branch sites) and the integration of Valley Bank’s branch network, we are now taking advantage of our increased size and market reach. We believe that the Southern Nevada and Phoenix markets provide potential opportunities for organic growth in both loans and deposits. Both of these markets have historically been dynamic economies with population growth and an increasing employment base that provide the economic drivers to benefit our banks and enhance the value to our shareholders. We continue to seek organic asset growth opportunities, not only with new branch openings and lending, but with opportunities to enhance our management structure with experienced and talented bankers to continue implementation of our overall strategic plan. Our results for the nine months ended September 30, 2007, reflect a changing economy and the execution of our strategies within that environment. We are committed to increasing ROAE and ROAA, improving our efficiency ratio and deliver to our shareholders improving earnings and growth,” said Edward M. Jamison.

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada with four wholly-owned subsidiaries: 1) Community Bank of Nevada, 2) Community Bank of Arizona, 3) Community Bancorp (NV) Statutory Trust II and 4) Community Bancorp (NV) Statutory Trust III. Community Bancorp exists primarily for the purpose of holding the stock of its wholly-owned subsidiaries and facilitating their activities. Community Bank of Nevada is a Nevada state chartered bank providing a full range of commercial and consumer bank products through thirteen branches located in the greater Las Vegas area and two loan production offices in southern California and Arizona. Community Bank of Arizona (formerly Cactus Commerce Bank), is an Arizona state chartered bank providing a full range of commercial and consumer bank products through three branches located in the greater Phoenix, Arizona area. We provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses.

For more information about Community Bancorp, visit our website at www.communitybanknv.com.

Attached to this press release is summarized financial information for the quarter ended September 30, 2007.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the recent fluctuation in the U.S. capital markets, loan production, balance sheet management, the economic condition of the markets in Las Vegas, Nevada, or Phoenix, Arizona, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp under PSLRA’s safe harbor provisions.

COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2007 and December 31, 2006 (Unaudited)

	September 30, 2007	December 31, 2006
	(In thousands, except share data)
ASSETS
Cash and due from banks	$32,897	$28,694
Interest bearing deposits in other banks	4,186	8,501
Federal funds sold	9,155	8,921

Cash and cash equivalents	46,238	46,116
Securities available for sale, at fair value	90,938	107,849
Securities held to maturity, at amortized cost (fair value of $878 as of September 30, 2007 and $1,334 as of December 31, 2006)	865	1,309
Required equity investments, at cost	13,720	6,589
Loans, net of allowance for loan losses of $16,184 as of September 30, 2007 and $14,973 as of December 31, 2006	1,352,171	1,234,841
Premises and equipment, net	25,390	24,133
Accrued interest and dividends receivable	8,645	7,668
Deferred income taxes, net	—	875
Bank owned life insurance	10,410	10,071
Goodwill	115,143	115,865
Core deposit intangible, net of accumulated amortization of $2,143 as of September 30, 2007 and $1,138 as of December 31, 2006	7,816	8,821
Other assets	6,523	6,242

Total assets	$1,677,859	$1,570,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$211,547	$205,115
Interest bearing:
Demand	606,942	510,454
Savings	32,979	60,480
Time, $100,000 or more	200,994	164,954
Other time	206,441	235,273

Total deposits	1,258,903	1,176,276
Borrowings	101,267	77,695
Accrued interest payable and other liabilities	9,240	9,907
Deferred income taxes, net	522	—
Junior subordinated debt	72,166	87,630

Total liabilities	1,442,098	1,351,508

Stockholders’ equity
Common stock, par value: $0.001; shares authorized: 30,000,000; shares issued: 10,617,794 as of September 30, 2007 and 10,423,188 as of December 31, 2006	11	10
Additional paid-in capital	168,416	167,359
Retained earnings	69,024	52,402
Accumulated other comprehensive loss, net of tax	(420)	(615)

	237,031	219,156
Less cost of treasury stock, 77,175 shares as of September 30, 2007 and 34,375 as of December 31, 2006	(1,270)	(285)

Total stockholders’ equity	235,761	218,871

Total liabilities and stockholders’ equity	$1,677,859	$1,570,379

COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the three and nine months ended September 30, 2007 and 2006 (Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(In thousands, except per share data)
Interest and dividend income:
Loans, including fees	$31,613	$19,269	$90,986	$52,176
Securities and investments	1,345	1,039	4,229	3,038
Federal funds sold	301	370	1,348	1,370

Total interest and dividend income	33,259	20,678	96,563	56,584

Interest expense on:
Deposits	12,279	6,798	34,902	16,712
Borrowings	1,209	846	3,510	1,969
Junior subordinated debt	1,543	744	4,616	1,992

Total interest expense	15,031	8,388	43,028	20,673

Net interest income before provision for loan losses	18,228	12,290	53,535	35,911
Provision for loan losses	533	1,517	1,501	3,124

Net interest income after provision for loan losses	17,695	10,773	52,034	32,787
Non-interest income:
Service charges and other income	621	460	1,806	1,343
Bank owned life insurance	111	123	340	249
Net swap settlements	52	49	144	102
Rental income	38	35	114	108
Gain on sale of securities	—	—	4	—
Net gain on sale of loans	—	—	285	—

Total non-interest income	822	667	2,693	1,802

Non-interest expense:
Salaries, wages and employee benefits	5,337	3,623	16,638	10,028
Occupancy, equipment and depreciation	1,351	895	3,774	2,451
Core deposit intangible amortization	335	190	1,005	571
Data processing	246	192	829	648
Advertising and public relations	651	330	1,388	821
Professional fees	486	242	1,186	877
Telephone and postage	214	82	608	246
Stationery and supplies	189	112	547	315
Directors fees	71	50	249	737
Insurance	170	99	429	263
Software maintenance	106	68	327	161
Loan related	74	48	251	158
Other operating expenses	813	450	1,893	1,403

Total non-interest expense	10,043	6,381	29,124	18,679

Income before income tax provision	8,474	5,059	25,603	15,910
Income tax provision	2,943	2,002	8,980	5,665

Net income	$5,531	$3,057	$16,623	$10,245

EARNINGS PER SHARE:
Basic	$0.53	$0.41	$1.59	$1.39

Diluted	$0.53	$0.41	$1.59	$1.37

Weighted average shares outstanding
Basic	10,395,240	7,392,407	10,410,277	7,386,835

Diluted	10,497,327	7,500,794	10,492,690	7,488,329

DISTRIBUTION, RATE AND YIELD ANALYSIS OF NET INTEREST INCOME

	Three Months Ended September 30,
	2007		2006
	Average Balance	Annualized Average Rate/Yield (7)(8)	Average Balance (9)	Annualized Average Rate/Yield (7)(8)
	(In thousands, except percentage data)
Assets:
Interest earning assets:
Loans (1)(2)	$1,351,327	9.28%	$826,613	9.25%
Investment securities (3)(4)	109,663	5.26%	85,472	5.35%
Federal funds sold	23,636	5.05%	28,663	5.12%

Total interest earning assets (3)	1,484,626	8.92%	940,748	8.77%
Non-interest earning assets:
Cash and due from banks	21,421		18,606
Goodwill and intangibles	122,996		23,599
Other assets	34,498		35,044

Total assets	$1,663,541		$1,017,997

Liabilities and stockholders’ equity:
Interest bearing liabilities:
Deposits:
Interest bearing demand	$73,048	2.85%	$39,928	2.75%
Money market	505,620	4.62%	337,284	4.52%
Savings	35,820	3.39%	5,677	0.70%
Time	423,741	5.21%	232,827	4.54%

Total interest bearing deposits	1,038,229	4.69%	615,716	4.38%
Borrowings	93,052	5.16%	68,130	4.93%
Junior subordinated debt	86,790	7.05%	41,686	7.08%

Total interest bearing liabilities	1,218,071	4.90%	725,532	4.59%
Non-interest bearing liabilities:
Demand deposits	200,972		167,491
Other liabilities	10,264		7,712

Total non-interest bearing liabilities	1,429,307		900,735
Stockholders’ equity	234,234		117,262

Total liabilities and stockholders’ equity	$1,663,541		$1,017,997

Net interest income	$18,228		$12,290

Net interest spread (5)		4.02%		4.18%

Net interest margin (3)(6)		4.90%		5.23%

(1)	Includes average non-accrual loans of $3.7 million and $1.2 million at September 30, 2007 and 2006, respectively.
(2)	Net loan fees of $2.2 million and $1.2 million are included in the yield computations for the three months ended September 30, 2007 and 2006, respectively.
(3)	Yields on securities, total interest-earning assets and net interest margin have been adjusted to a tax-equivalent basis.
(4)	Includes securities available for sale, securities held to maturity, interest bearing deposits in other banks and required equity investments.
(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.
(6)	Net interest margin is computed by dividing net interest income, on a tax equivalent basis, by total average earning-assets.
(7)	Average rates/yields for these periods have been annualized.
(8)	Yields are computed based on actual number of days during the period. As a result, yields in prior periods have been adjusted to conform with current presentation.
(9)	Certain average balances and income in prior periods have been reclassified to conform with current presentation.

DISTRIBUTION, RATE AND YIELD ANALYSIS OF NET INTEREST INCOME

	Nine Months Ended September 30,
	2007		2006
	Average Balance	Annualized Average Rate/Yield (7)(8)	Average Balance (9)	Annualized Average Rate/Yield (7)(8)
	(In thousands, except percentage data)
Assets:
Interest earning assets:
Loans (1)(2)	$1,305,660	9.32%	$769,160	9.07%
Investment securities (3)(4)	114,505	5.32%	91,872	4.91%
Federal funds sold	34,457	5.23%	37,992	4.82%

Total interest earning assets (3)	1,454,622	8.91%	899,024	8.47%

Non-interest earning assets:
Cash and due from banks	23,227		19,452
Goodwill and intangibles	123,359		23,815
Other assets	34,052		27,531

Total assets	$1,635,260		$969,822

Liabilities and stockholders’ equity:
Interest bearing liabilities:
Deposits:
Interest bearing demand	$68,539	2.71%	$43,520	2.35%
Money market	495,324	4.63%	312,741	3.83%
Savings	43,752	2.92%	6,291	0.72%
Time	413,213	4.99%	217,904	4.26%

Total interest bearing deposits	1,020,828	4.57%	580,456	3.85%
Borrowings	91,077	5.15%	56,118	4.69%
Junior subordinated debt	87,347	7.07%	37,971	7.01%

Total interest bearing liabilities	1,199,252	4.80%	674,545	4.10%

Non-interest bearing liabilities:
Demand deposits	197,086		175,474
Other liabilities	10,277		6,724

Total non-interest bearing liabilities	1,406,615		856,743
Stockholders’ equity	228,645		113,079

Total liabilities and stockholders’ equity	$1,635,260		$969,822

Net interest income	$53,535		$35,911

Net interest spread (5)		4.11%		4.37%

Net interest margin (3)(6)		4.95%		5.39%

(1)	Includes average non-accrual loans of $2.2 million and $1.0 at September 30, 2007 and 2006, respectively.
(2)	Net loan fees of $5.9 million and $3.7 million are included in the yield computations for the nine months ended September 30, 2007 and 2006, respectively.
(3)	Yields on securities, total interest-earning assets and net interest margin have been adjusted to a tax-equivalent basis.
(4)	Includes securities available for sale, securities held to maturity, interest bearing deposits in other banks and required equity investments.
(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.
(6)	Net interest margin is computed by dividing net interest income, on tax equivalent basis, by total average earning-assets.
(7)	Average rates/yields for these periods have been annualized.
(8)	Yields are computed based on actual number of days during the period. As a result, yields in prior periods have been adjusted to conform with current presentation.
(9)	Certain average balances and income in prior periods have been reclassified to conform with current presentation.

KEY PERFORMANCE INDICATORS

	3rd Quarter 2007	3rd Quarter 2006	Percentage Change	Nine Months 2007	Nine Months 2006	Percentage Change
	(In thousands, except share and percentage data)			(In thousands, except share and percentage data)
SELECTED FINANCIAL RATIOS
Return on average assets	1.32%	1.19%	10.9%	1.36%	1.41%	(3.5)%
Return on average stockholders’ equity	9.37%	10.34%	(9.4)%	9.72%	12.11%	(19.7)%
Net interest margin (1)	4.90%	5.23%	(6.3)%	4.95%	5.39%	(8.2)%
Efficiency ratio (2)	52.72%	49.25%	7.0%	51.80%	49.53%	4.6%

Capital Ratios
Consolidated tier 1 leverage capital ratio				12.07%	12.76%	(5.4)%
Consolidated tier 1 risk-based capital ratio				11.90%	12.22%	(2.6)%
Consolidated total risk-based capital ratio				12.94%	17.71%	(26.9)%

Asset Quality Ratios
Non-performing loans (3)				$7,714	$1,165	562.1%
Non-performing assets (4)				$7,714	$1,165	562.1%
Non-performing loans to total loans				0.56%	0.13%	330.8%
Non-performing assets to total assets				0.46%	0.10%	360.0%
Allowance for loan losses to total loans				1.18%	1.22%	(3.3)%
Allowance for loan losses to non-performing assets				210%	957%	(78)%
Allowance for loan losses to non-performing loans				210%	957%	(78)%
Net charge-offs (recoveries) to average loans (5)	0.10%	0.28%	(64.3)%	0.03%	0.10%	(70)%

(1)	Net interest margin represents net interest income on a tax equivalent basis as a percentage of average interest-earning assets.
(2)	Efficiency ratio represents non-interest expenses, excluding provision for loan losses, as a percentage of the aggregate of net interest income and non-interest income.
(3)	Non-performing loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status.
(4)	Non-performing assets are defined as assets that are past due 90 days or more plus assets placed in non-accrual status plus other real estate owned.
(5)	Annualized.

COMPOSITE OF LOAN PORTFOLIO

	September 30, 2007		June 30, 2007		December 31, 2006
	(In thousands)
Commercial and industrial	$181,064	13.2%	$158,028	11.6%	$177,583	14.2%
Real estate:
Commercial	370,658	27.0%	364,625	26.7%	347,072	27.7%
Residential	39,312	2.9%	40,719	3.0%	35,150	2.8%
Construction and land development	777,258	56.5%	797,103	58.3%	686,267	54.7%
Consumer and other	5,369	0.4%	5,887	0.4%	7,139	0.6%

Total gross loans	1,373,661	100.0%	1,366,362	100.0%	1,253,211	100.0%

Less:
Allowance for loan losses	16,184		15,985		14,973
Net unearned loan fees and discounts	5,306		5,481		3,397

Total net loans	$1,352,171		$1,344,896		$1,234,841

Gross loans to total assets	81.9%		82.2%		79.8%

ALLOWANCE FOR LOAN LOSSES

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
	(In thousands)
Balance at beginning of period	$15,985	$9,730	$14,973	$8,117

Provision for loan losses	533	1,517	1,501	3,124
Allowance resulting from acquisition	—	491	—	491
Less amounts charged off	(349)	(607)	(577)	(633)
Recoveries of amounts charged off	15	19	287	51

Balance at end of period	$16,184	$11,150	$16,184	$11,150

COMPOSITE OF NON-ACCRUAL LOANS

	September 30, 2007			June 30, 2007			December 31, 2006
	Non-Accrual Balance	%	Percent of Total Loans	Non-Accrual Balance	%	Percent of Total Loans	Non-Accrual Balance	%	Percent of Total Loans
	(In thousands, except percentage data)
Commercial and industrial	$2,036	26.4%	0.15%	$1,172	89.4%	0.09%	$595	92.0%	0.05%
Real Estate:
Commercial	351	4.6%	0.03%	—	0.0%	0.00%	—	0.0%	0.00%
Residential	25	0.3%	0.00%	—	0.0%	0.00%	52	8.0%	0.00%
Construction and land development (1)	5,297	68.6%	0.38%	132	10.1%	0.01%	—	0.0%	0.00%
Consumer and Other	5	0.1%	0.00%	7	0.5%	0.00%	—	0.0%	0.00%

Total Loans	$7,714	100.0%	0.56%	$1,311	100.0%	0.10%	$647	100.0%	0.05%

(1)	Includes participations loans of $2.9 million with one customer in which we are not the lead bank.